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                                                                      EXHIBIT 10
                                BONUS AGREEMENT

     This Bonus Agreement ("Agreement") is made as of July 20, 1995, by and between FI Liquidating Company, Inc., a Delaware corporation, with offices at Hughes Center, Suite 200, 3753 Howard Hughes Parkway, Las Vegas, Nevada 89109 (facsimile no. (702)892-3906) ("FILI"), and Management Resource Partners, a California general partnership, with offices at Three Lagoon Drive, Suit 100, Redwood Shores, California 94065 (facsimile no. (415)637-9279) ("MRP").

                                   RECITALS

     A. FILI requires the continuing services of a qualified professional management firm with individuals who possess specialized skills and expertise to assist FILI in its wind-up, complete liquidation and dissolution pursuant to FILI's Plan of Complete Liquidation and Dissolution (the "Wind-up").

     B. MRP is in the business of rendering such specialized services to clients such as FILI and has been providing said services to FILI since November, 1990, with the terms pursuant to which MRP would provide such services memorialized under that certain agreement dated March 2, 1993 (as the same has been modified from time to time by oral agreement among the parties, the "Consulting Agreement").

     C. In recognition of the quality of the services provided by MRP to FILI, FILI and MRP entered into that certain Warrant Purchase Agreement dated as of February 28, 1991 (the "Warrant Purchase Agreement"), pursuant to which MRP acquired detachable warrants to subscribe for and purchase an aggregate of 80,000 shares of the voting common stock of FILI (the "Common Stock") at an exercise price per share of $0.3750 (the "Warrants").

     D. In further recognition of MRP's favorable performance under the Consulting Agreement, FILI wishes to provide for payment of bonuses to MRP under the terms and conditions set forth in this Bonus Agreement, and both Parties have agreed to the termination of the Warrant Purchase Agreement and the assignment of MRP's rights thereunder to FILI as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

     1.  Assignment and Subsequent Cancellation of Warrant.  In consideration
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for FILI's promise to pay the "Bonuses," as such term is defined in Section 2 below and pursuant to the provisions of said Section 2, MRP hereby assigns and delivers the Warrants
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to FILI for cancellation, and FILI and MRP hereby agree that the Warrants and the Warrant Purchase Agreement are hereby terminated and henceforth shall be null and void and of no effect whatsoever.

     2.  Bonuses.  Immediately prior to any distribution of cash, other assets
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or any combination of cash and other assets by FILI to all of its shareholders
(the "Shareholders") in the course of the Wind-up (a "Distribution"), FILI shall pay a bonus to MRP in cash in immediately available funds. Each such payment shall hereinafter be referred to as a "Bonus", and all such payments shall be collectively hereinafter referred to as the "Bonuses"). The amount of each Bonus shall be determined as follows:

          (a)  First Bonus.  The first Bonus payable hereunder (the "First
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Bonus") shall be paid by FILI to MRP at the time of the first Distribution.  The
First Bonus shall be determined in accordance with the following formula:

                      B = V x (80,000 / (S + 80,000)) - D
     Where

          B =  The dollar amount of the First Bonus.

          V = The aggregate dollar value of all cash and other assets then to be distributed to the Shareholders (with marketable securities to be distributed deemed to have a value equal to the average of the bid and ask prices for said securities on the date of that Distribution as reported by the National Association of Securities Automated Quotation System, Inc.).

          S = The number of shares of Common Stock outstanding on the record date for that Distribution.

          D = $30,000.00 (provided that if, in the first application of the formula, the amount for B shall be negative, D shall be reduced from $30,000.00 by any amount as may be necessary to result in a value for B that is zero.

          (b)  Interim Bonuses.  All Bonuses after the First Bonus but before
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the "Final Bonus," as such term is defined below (the "Interim Bonuses"), shall be determined using the same formula for the determination of the First Bonus, provided, however, that on each occasion "D" shall equal $30,000 minus the aggregate values of "D" in the determination of the First Bonus and all Interim Bonuses, if any.

          (c)  Final Bonus.  The final Bonus shall be determined in accordance
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with the following formula and shall be paid by FILI to MRP at the time of the final Distribution.
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               B = A x (80,000 /(S + 80,000)) - D

     Where

          B =  The dollar amount of the Bonus.

          A = The aggregate dollar value of all cash and other assets (determined at the time of payment of the Final Bonus) of FILI (with marketable securities to be distributed deemed to have a value equal to the average of the bid and ask prices for said securities on the date of that Distribution as reported by the National Association of Securities Automated Quotation System, Inc.).

          S = The number of shares of Common Stock outstanding on the record date for that Distribution.

          D = $30,000.00 minus the aggregate values of "D" applied to the determination of the First Bonus and all Interim Bonuses.

     3.  Alternative Dispute Resolution.  The parties agree that they will meet
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and negotiate in good faith to resolve any controversy or claim between them arising under this Agreement before a mutually agreed-upon neutral mediator. If negotiations do not resolve the dispute within sixty (60) days of a written request by either party for mediation, then the dispute shall be submitted to binding arbitration before a single arbitrator in accordance with applicable rules of the American Arbitration Association. The parties agree that appropriate venue for such arbitration shall be the County of San Mateo or the County of San Francisco. This Section 3 does not apply to any action or proceeding which may be commenced by any third party against either MRP or FILI in connection with this Agreement.

     4.  Miscellaneous.
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          (a)  Governing Law.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of California without regard to conflict of law rules. The parties shall submit to the jurisdiction of the state and federal courts located within the counties of San Mateo or San Francisco within the State of California.

          (b)  Notice.  All notices required or permitted hereunder shall be
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given in writing and shall be deemed to have been given either: (i) upon personal delivery or confirmed facsimile transmission; (ii) one (1) day after deposit with a courier service for next day delivery; or (iii) five (5) days after deposit in the U.S. mail, registered mail-postage prepaid. In all cases, notices shall be directed to the signatories below at the addresses or facsimile transmission numbers set forth at the beginning of this Agreement. Either party may change its
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address or facsimile number upon written notice to the other party in accordance with the terms of this subsection.

          (c)  Assignment.  Neither party hereto may assign any of its
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respective rights (except that MRP may assign its right to receive payment) or obligations hereunder by operation of law or otherwise without the prior written consent of the other party hereto. Any assignment or attempted assignment in violation of this Section shall be void and of no force or effect.

          (d)  Severability.  In the event that any of the terms or provisions
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herein shall violate any statutory provision or may be otherwise unlawful or inoperative, it is the intent and desire of the parties that this Agreement operate and be in full force and effect insofar as it is otherwise lawful, and that the Agreement be carried out as far as possible consistent with its tenor and effect.

          (e)  Attorneys' Fees.  In the event of any claim, suit or other legal
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proceeding arising under or related to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs incurred in such proceeding, including without limitation attorneys fees. The prevailing party shall mean the party who obtains substantially the relief sought by such party in such claim, suit or proceeding, whether by settlement, summary judgment, judgment or otherwise. Notwithstanding this provision, the parties shall equally share the costs of any mediation described in Section 5; provided, however, that each party shall bear the expense of its own attorneys' fees.

          (f)  Entire Agreement; Modification.  This Agreement represents the
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entire agreement of the parties and cancels and supersedes any prior or contemporaneous agreements or understandings between them with respect to the subject matter hereof. This Agreement may only be modified or amended by mutual written agreement of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                  Management Resource Partners


                                  By:_________________________
                                  Its:________________________


                                  FI Liquidating Company, Inc.



                                  By:_________________________
                                  Its:________________________